UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

Form 8-K
_____________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): September 24, 2018

Huttig Building Products, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-14982	43-0334550
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

555 Maryville University Drive, Suite 400, St. Louis, Missouri 63141
(Address of Principal Executive Offices) (Zip Code)

314-216-2600
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company [   ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [   ]

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)        Mr. Philip W. Keipp was appointed as the Vice President and Chief Financial Officer of Huttig Building Products, Inc. (the “Company”) effective September 24, 2018.  Mr. Jon Vrabely, the Company’s President and Chief Executive Officer, has served as interim Chief Financial Officer since January 31, 2018.  A copy of the press release announcing Mr. Keipp’s appointment is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Mr. Keipp, who is 57 years old, has acted as a senior financial consultant to the Company since August 6, 2018.  From July 2009 to June 2015, he was Vice President and Chief Financial Officer of the Company.  He was employed at HD Supply Waterworks, Ltd., a leading distributor of water and wastewater transmission products, and its predecessor companies (collectively, “HD Supply”) from 1996 to February 2008, serving as the Chief Financial Officer and Chief Operating Officer from January 2007 to February 2008, as the Chief Financial Officer from January 2005 to January 2007 and as Vice President and Controller from 1997 to January 2005.  Prior to joining HD Supply, Mr. Keipp spent over twelve years in public accounting, including ten years at KPMG LLP.

Mr. Keipp has had no related party transactions with the Company reportable under Item 404(a) of Regulation S-K and has no family relationships with any director, executive officer or nominee for director of the Company.

Mr. Keipp will earn an annual base salary of $350,000 and will be eligible to participate in short term annual incentive awards under the Company’s 2005 Executive Incentive Compensation Plan, as amended and restated (the “EIC Plan”).  Mr. Keipp will be eligible to receive an annual cash bonus targeted at 75% of his base salary.  Any bonus payable to Mr. Keipp for his 2018 service will be pro-rated to reflect the term of his actual employment with the Company during 2018.  In addition, Mr. Keipp will be eligible to participate in long term incentive awards under the EIC Plan targeted at 50% of his base salary.

The Company has entered into a change of control agreement (the "Change of Control Agreement") and an indemnification agreement (the “Indemnification Agreement”) with Mr. Keipp.  Each agreement is effective on September 24, 2016 and is described in more detail below.

Change of Control Agreement

The Change of Control Agreement  has an initial three-year term and provides that if, within three years following a change of control of the Company, Mr. Keipp is terminated without cause or voluntarily terminates his employment for good reason, he will be entitled to receive the following amounts:  (i) his salary and pro rata bonus through the date of his termination of employment, (ii) a lump sum payment equal to two times his annual salary and bonus, (iii) the payment of deferred compensation and accrued and unpaid vacation; and  (iv) a lump sum payment equal to the cost of coverage under the Company’s health and welfare benefits for  a two-year period.  The Change of Control Agreement is consistent with the change of control agreement entered into between the Company and each of its other executive officers.

Indemnification Agreement

The Indemnification Agreement requires the Company to indemnify Mr. Keipp, to the full extent permitted by law, against any and all expenses, judgments, fines, penalties and settlement amounts incurred in connection with any claim against Mr. Keipp arising out of the fact that Mr. Keipp is or was a director, officer, employee, trustee, agent or fiduciary of the Company or is or was serving in any such capacity with any other entity, at the Company’s request. The Indemnification Agreement also requires the Company to advance expenses to Mr. Keipp prior to the settlement or final judgment of any such claim, provided that Mr. Keipp agrees to reimburse the Company if it is ultimately determined that Mr. Keipp is not entitled to be indemnified by the Company.

The Indemnification Agreement also requires the Company to maintain directors and officers liability insurance coverage for Mr. Keipp or, to the full extent permitted by law, to indemnify him for the lack of insurance coverage. The Company has previously entered into comparable indemnification agreements with each of its other executive officers and directors.

Item 9.01. Financial Statements and Exhibits.

(d)      Exhibits

Exhibit No.	Description

99.1	Press Release dated September 24, 2018

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Huttig Building Products, Inc.

Date: September 24, 2018	By:	/s/ Jon P. Vrabely
Jon P. Vrabely
President and Chief Executive Officer